Exhibit 23(e)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-183528 (as amended) on Form S-3 of our report dated February 27, 2013 (May 10, 2013 as to the effects of the restatement discussed in Notes 3 and 12) relating to the financial statements and financial statement schedule of Mississippi Power Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Notes 3 and 12), appearing in this Annual Report on Form 10-K/A of Mississippi Power Company for the year ended December 31, 2012.

/s/Deloitte & Touche LLP

Atlanta, Georgia
May 10, 2013